Exhibit 10.1

MEMORANDUM OF UNDERSTANDING IN THE
BROOKLYN FEDERAL BANCORP, INC. SHAREHOLDER LITIGATION

This memorandum of understanding (“MOU”) contains essential terms of a settlement (“Settlement”) agreed to in principle between defendants Brooklyn Federal Bancorp, Inc. (“Brooklyn Federal” or “Company”), Daniel O. Reich, Angelo J. Di Lorenzo, Gregg J. Wagner, Arthur R. Williams, Rebecca Northey, Mark Hughes, Richard A. Kielty, BFS Bancorp, MHC, Brooklyn Federal Savings Bank, Investors Bancorp, Inc. (“Investors Bancorp”), Investors Bancorp, MHC, and Investors Bank, formerly Investors Savings Bank (collectively, “Defendants”), and plaintiffs in the actions, Joseph Underwood and Russ Bastin, (“Actions”) on behalf of themselves as well as members of the putative classes alleged in the Actions (collectively, “Plaintiffs”).

1.             As a result of the pendency and prosecution of the Actions, the parties have agreed to the following:

a.
Investors Bancorp will pay common shareholders of record of Brooklyn Federal, other than BFS Bancorp, MHC, as of the effective date of the mergers contemplated by the Merger Agreement, as defined below, an additional $0.07 per share in consideration for settlement of all claims in the Actions and the releases described herein, provided, however, that such shareholders do not opt out of the Settlement;

b.
in further consideration for settlement of all claims in the Actions and the releases described herein, Defendants shall modify Section 10.02(b)(iii) of the Agreement and Plan of Merger, dated August 16, 2011, by and between (i) Investors Bank, formerly Investors Savings Bank, Investors Bancorp, and Investors Bancorp, MHC, and (ii) Brooklyn Federal Savings Bank, Brooklyn Federal and BFS Bancorp, MHC (the  “Merger Agreement”), to provide that the Investors Bancorp Fee, as defined in the Merger Agreement, shall be reduced to $300,000, subject to the condition that the Stipulation of Settlement, to be prepared by the parties, is approved by the appropriate court.  If the Stipulation of Settlement is not approved by the court, the Investors Bancorp Fee shall be equal to $460,000, plus out-of-pocket expenses not to exceed the sum of $50,000 less any loan inventory expenses paid by Brooklyn Federal Savings Bank pursuant to Section 5.03 of the Merger Agreement; and

c.
Defendants shall provide Plaintiffs with a copy of the proxy statement before issuance for Plaintiffs’ review, and consider in good faith any changes to the proxy statement proposed by Plaintiffs up until a reasonable time before the Definitive Proxy is filed.

2.   The Defendants will provide to Plaintiffs additional reasonable discovery as agreed by the parties to confirm the fairness and reasonableness of the Settlement. The parties agree to conduct said confirmatory discovery as promptly as possible, and will accomplish the discovery within 30 days of the signing of this MOU.

3.   The parties agree that the consideration described in paragraph 1 represents valuable benefits to the putative classes, and that the pendency and efforts of Plaintiffs’ counsel in prosecuting the Actions were the cause of Defendants’ agreement to provide such consideration.

4.   In consideration of the benefits provided to the members of the putative classes, Plaintiffs agree to the dismissal with prejudice of the Actions and of all claims pending in the Actions against Defendants following final court approval of the Settlement.

5.   It is contemplated that this MOU will be ultimately replaced by a “Stipulation of Settlement” to be prepared by the parties and submitted to the court for approval. The Stipulation of Settlement will include terms proposing the certification of a non-opt out class with respect to all claims for injunctive, declaratory and other equitable relief.  Non-New York resident members of the class may opt out solely to preserve any right to pursue potential claims for monetary damages but will otherwise be bound by the Settlement’s terms.  Investors Bancorp may terminate the Settlement if class members holding an agreed-to percentage or number of Brooklyn Federal shares opt out of the Settlement.  The details of this provision shall be further defined in a confidential side agreement.

6.   The Stipulation of Settlement will be subject to, among other things, the satisfactory completion of confirmatory discovery and Plaintiffs not having any objection to the proxy statement on the grounds that the proxy contains any material misstatement or omission.

7.   The Stipulation of Settlement will include a release to all of the Defendants in the Actions, and others, of all claims, including, but not limited to, all claims that were brought or could have been brought in the Actions.

8.   The Stipulation of Settlement will include a release by Defendants to the named Plaintiffs and their counsel of all claims arising out of the institution, prosecution, or resolution of the Actions.

9.   The release of claims contemplated in Paragraphs 7 and 8 will not include claims by the parties to enforce the terms of the Settlement.

10.         The Defendants shall be responsible for providing notice of the Settlement to all settlement class members who will be bound by the release specified in Paragraph 7, and the Company shall pay all reasonable costs and expenses incurred in providing that notice, with the understanding that such notice shall be effected by mail and internet publication, or such other method or methods as the court deems appropriate.

11.         Following the execution of the MOU, the satisfactory completion of confirmatory discovery, and the resolution of any objection by Plaintiffs that the proxy statement contains any material misstatement or omission, the parties will negotiate in good faith regarding an agreed-to fee in the Actions (“Agreed-To Fee”). Notwithstanding the above, Plaintiffs and their counsel intend to petition the court for an award of fees and expenses in connection with the Actions. Any award to Plaintiffs’ counsel for fees and expenses shall be determined by the court, or by a later agreement of the named Plaintiffs and Defendants (subject to approval of the court or courts). Defendants shall not object to or oppose any application for fees made by Plaintiffs’ counsel in the Action, provided that such application is for an award no more than the amount of the “Agreed-To Fee.” The parties acknowledge and agree that Brooklyn Federal or its successor(s) in interest shall cause to be paid on behalf of the Brooklyn Federal directors and the Company, any fees and expenses awarded by the court to Plaintiffs’ counsel.  Subject to the terms and conditions of this MOU, and the terms and conditions of the Settlement contemplated hereby, the Company shall, within ten (10) business days after the date any order awarding attorneys’ fees and/or expenses to Plaintiffs’ counsel becomes final and no longer subject to further appeal or review, whether by affirmance on or exhaustion of any possible appeal or review, writ of certiorari, lapse of time or otherwise (“Fee Payment Date”), pay the amount of such award to Brower Piven, A Professional Corporation, as agent for Plaintiffs’ counsel for distribution to and among Plaintiffs’ counsel.

12.         This MOU and the Settlement are conditioned upon class certification and final approval by the appropriate court.

13.         Neither this MOU nor any of the terms of the Settlement shall be deemed to constitute an admission of the validity of any claim against any or all of the defendants, or the liability of any or all of the Defendants, and they may not be used in any proceeding for any purpose (other than to enforce the terms of the Settlement).

14.         Each of the Defendants has denied and continues to deny that he or it has committed any act or omission giving rise to any liability and/or violation of law, rule or regulation.  The Defendants are entering into this Settlement to eliminate the burden and expense of further litigation.

15.         Plaintiffs continue to believe that they have raised meritorious claims, but also believe that the supplemental disclosures resulting from the Settlement will permit the Company’s shareholders to make a fully informed decision with respect to the acquisition proposal.

16.         This MOU may be executed in counterparts, including by signature transmitted by facsimile.  Each counterpart when so executed shall be deemed to be an original, and all such counterparts together shall constitute the same instrument.

17.         The terms of this MOU and the Settlement shall be binding upon the parties and inure to the benefit of the successors, assigns, executors, administrators, heirs and legal representatives of the parties hereto, provided, however, that no assignment by any party shall operate to relieve such party of its obligations hereunder.

UNDERSTOOD AND AGREED TO BY THE PARTIES:

Plaintiff Joseph Underwood, Individually
And On Behalf of All Others Similarly
Situated

Dated:	October 28, 2011	By:	/s/ Brian C. Kerr
Brian C. Kerr, Esq.
Brower Piven
488 Madison Avenue
Eighth Floor
New York, NY 10022
Phone: (212) 501-9000
Fax: (212) 501-0300

Attorneys For And On Behalf of Plaintiff
Joseph Underwood, Individually And On
Behalf of All Others Similarly Situated

Plaintiff Russ Bastin, Individually And On
Behalf of All Others Similarly Situated

Dated:	October 28, 2011	By:	/s/ Evan J. Smith
Evan J. Smith, Esq.
Brodsky & Smith, LLC
240 Mineola Blvd.
Mineola, NY 11501
Phone: (516) 741-4977
Fax: (516) 741-0626

Attorneys For And On Behalf of Plaintiff Russ
Bastin, Individually And On Behalf of All
Others Similarly Situated

Defendants Daniel O. Reich, Angelo J.
DiLorenzo, Gregg J. Wagner, Arthur R.
Williams, Rebecca Northey, Mark Hughes,
Richard A. Kielty, Brooklyn Federal
Bancorp, Inc, BFS Bancorp, MHC, and
Brooklyn Federal Savings Bank

Dated:	October 28, 2011	By:	/s/ Douglas Koff
Douglas Koff, Esq.
Anthony Antonelli, Esq.
Paul Hastings, LLP
75 East 55th Street
New York, NY 10022
Phone: (212) 318-6000
Fax: (212) 319-4090

Attorneys For And On Behalf of Defendants
Daniel O. Reich, Angelo J. DiLorenzo, Gregg
J. Wagner, Arthur R. Williams, Rebecca
Northey, Mark Hughes, Richard A. Kielty,
Brooklyn Federal Bancorp, Inc, BFS Bancorp,
MHC, and Brooklyn Federal Savings Bank

Defendants Investors Bancorp, Inc.,
Investors Bancorp, MHC, and Investors
Savings Bank

Dated:	October 28, 2011	By:	/s/ Michael J. Geraghty
Michael J. Geraghty, Esq.
Saiber, LLC
18 Columbia Turnpike
Suite 200
Florham Park, NJ 07932
Phone: (973) 622-3333
Fax: (973) 622-3349

Attorneys For And On Behalf of Defendants
Investors Bancorp, Inc., Investors Bancorp,
MHC, and Investors Savings Bank